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                                                                     EXHIBIT 8.1

                         [LETTERHEAD OF McMILLAN BINCH]

May 24, 2001

Tyco International Ltd.
The Zurich Centre, 2nd Floor
90 Pitts Bay Road,
Pembroke HM08, Bermuda

Ladies and Gentlemen:

Re: Post-Effective Amendment No.1 to Form S-4 on Registration Statement on
    Form S-3 (the "Post-Effective Amendment")

    We have acted as Canadian tax counsel to Tyco International Ltd. ("Tyco"), a Bermuda company (the "Company"), in connection with the issuance by it of its common shares upon the exchange of exchangeable shares ("Exchangeable Shares") of Tyco's indirect subsidiary, CIT Exchangeco Inc., as more fully described in the Post-Effective Amendment filed with the Securities and Exchange Commission (the "Commission") on May 24, 2001 (file No. 333-57850). You have requested our opinion concerning the material Canadian federal income tax consequences to certain persons acquiring the securities described above upon the exchange of Exchangeable Shares as contemplated in the Post-effective Amendment.

    For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Post-Effective Amendment, and (ii) such other documents, records and instruments as we have deemd necessary or approporiate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete as of the time the Exchangeable Shares are exchanged. Any inaccruacy in, or breach of, any of the aforementioend statements and assumptions could adversely affect our opinion.

    We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth herein and therein, that the statements contained in the section of the Post-Effective Amendment captioned "Tax Consequences Regarding Exchangeable Shares and Tyco Common Shares--Canadian Federal Income Tax Consequences", to the extent that such statements describe Canadian federal income tax law or legal conclusions with respect thereto, are our opinion, as of the date hereof, with respect to the matters set forth therein. No opinion is expressed on matters other than those specifically referred to therein.

    We assume no obligation to supplement our opinion if any applicable laws change after the date of the Post-Effective Amendment or if we become aware, after the date of the Post-Effective Amendment, of facts that might change the opinions expressed therein.

    We are opining herein as to the effect on the subject transaction only of the federal income tax laws of Canada and we express no opinion with respect to the applicability thereto, or the effect thereon, of any provincial, territorial or foreign tax legislation.

    This opinion is provided in connection with the issuance of common shares by Tyco pursuant to the Post-Effective Amendment. This opinion may not be relied upon for any other purpose, shall not insure to the benefit of any other person, including without limitation any successor or assign of Tyco, and is not to be circulated, quoted, or otherwise referred to without our express written permission, except as may be required by applicable law or regulatory authority.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Tax Consequences Regarding Exchangeable Shares and Tyco Common Shares--Canadian Federal Income Tax Consequences" as well as the reference to this opinion under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder.

Yours very truly,
/s/ McMillan Binch